Exhibit 99.1

Contact:	Wayne Wetherell
ImageWare Systems, Inc.
858-673-8600

For Immediate Release

ImageWare Systems Closes $3.1 Million Financing

SAN DIEGO, July 25, 2005 – ImageWare® Systems, Inc. (AMEX: IW), a world leading developer and provider of identity management solutions, today announced that it has entered into an agreement to sell shares of common stock and warrants to purchase common stock in a private placement. The company expects to net (after fees and expenses) approximately $2.8 million from the private placement which involved the sale of units consisting of one share of common stock and a warrant to purchase 0.38 shares of common stock. Each unit was priced at $2.58. The warrants will have a five-year term and an exercise price of $3.45 per share. A select group of prominent, independent institutional investors, most of whom are adding to existing positions in ImageWare’s stock, led this financing.

“These funds will provide ImageWare additional balance sheet strength to aggressively pursue our target markets,” said Jim Miller, ImageWare’s chairman and CEO. “We are especially pleased to be able to secure this funding largely from existing shareholders of ImageWare that know our company well and appreciate the company’s positioning in the markets we serve.”

As a result of the transaction, ImageWare will issue approximately 1,203,489 new shares of common stock and warrants to purchase up to approximately 491,625 shares of common stock. The company expects to use the net proceeds of the private placement for working capital. The company is obligated to file a registration statement in connection with the resale of all 1,695,114 shares of common stock.

About ImageWare Systems, Inc.

ImageWare Systems, Inc. (AMEX:IW) is a world leading developer and provider of identity management solutions, providing biometric, secure credential, law enforcement and digital imaging technologies. Scalable for worldwide deployment, the Company’s biometric product line includes a multi-biometric engine that is hardware and algorithm independent, enabling the enrollment and management of unlimited population sizes. ImageWare’s identification products are used to manage and issue secure credentials including national IDs, passports, driver licenses, smart cards and access control credentials. ImageWare’s digital booking products provide law enforcement with integrated mug shot, fingerprint Livescan and investigative capabilities. The Company also provides comprehensive digital workflow solutions for the professional photography industry. ImageWare is headquartered in San Diego, with offices in Canada and Germany. For more information visit www.iwsinc.com.

Safe Harbor Statement

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements include, but are not limited to references to the proposed financing, the anticipated use of the net proceeds of the proposed financing, and expectations regarding future operating results. Forward-looking statements involve known or unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements, or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include but are not limited to: the risk that the equity investment does not close as anticipated; the risk that the Company’s target markets will not grow as expected; risks related to our ability to achieve and sustain profitability and generate cash internally or to obtain adequate capital for operations from outside sources; risks related to our acquisition strategies and the integration of acquired companies; risks associated with our dependence on a small number of large sales to customers with political purchasing constraints; risks related to our lengthy sales cycle; our reliance on third-party systems integrators and on third-party technology licenses; fluctuations in our operating results; continued new product introductions and market acceptance of our new products; new product introductions by competitors; technological changes in the our industry; uncertainties regarding intellectual property rights. For a discussion of these and other factors which may cause our actual events or results to differ from those projected, please refer to the Company’s most recent annual report on Form 10-KSB and quarterly reports on Form 10-QSB, as well as other subsequent filings with the Securities and Exchange commission.

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